UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 7, 2022

Talkspace, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39314	84-4636604
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Address Not Applicable		Address Not Applicable
(Address of principal executive offices)		(Zip Code)

(212) 284-7206

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	TALK	Nasdaq Global Select Market
Warrants to purchase common stock	TALKW	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Transition

On November 7, 2022, the Board of Directors (the “Board”) of Talkspace, Inc. (the “Company”) appointed Dr. Jon R. Cohen to the position of Chief Executive Officer of the Company, effective as of November 9, 2022. Mr. Cohen has served as a Class I Director since July 2022. In connection with his appointment as Chief Executive Officer, Mr. Cohen will continue to serve as a member of the Board but has stepped off the Board committees on which he was previously serving.

Mr. Cohen, age 68, has served as Executive Chairman of BioReference Laboratories and Senior Vice President of OPKO Health (NASDAQ: OPK) from 2019 until August 2022. From 2009 to 2018, Mr. Cohen served as an executive officer of Quest Diagnostics. Prior to that, Mr. Cohen served for six years as Chief Medical Officer at Northwell Health, the largest healthcare system in New York State. He served for two years as Senior Advisor to New York Governor David A. Paterson, where he was responsible for all State policy and strategic planning. Mr. Cohen does not have any family relationships with any of the Company’s directors or executive officers and is not a party to any transactions listed in Item 404(a) of Regulation S-K.

In connection with Mr. Cohen’s appointment, Mr. Douglas Braunstein, who had been serving as Interim Chief Executive Officer since November 2021, stepped down from such position as of the time at which Mr. Cohen’s appointment became effective. Mr. Braunstein will continue to serve as Chairman of the Board, a role he has held since the consummation of the Business Combination.

The Company and Mr. Cohen have into an employment letter agreement (the “Employment Agreement”), effective as of November 9, 2022. Under the Employment Agreement, Mr. Cohen is entitled to an annual base salary of $600,000, subject to increase from time to time in the discretion of the Company, and is eligible to receive an annual performance-based bonus targeted at 100% of his base salary and based on the achievement of individual and corporate objectives determined by the Company on an annual basis. For the 2023 calendar year, Mr. Cohen’s annual bonus will be guaranteed at the target level. Mr. Cohen is also eligible to participate in the Company’s standard employee benefit programs.

Pursuant to the Employment Agreement, Mr. Cohen will receive an initial equity grant (the “Initial Grant”) consisting of 1,250,000 restricted stock units and 500,000 stock options, which are expected to be granted in December 2022. 25% of the shares underlying the Initial Grant will vest on the first anniversary of November 9, 2022, and as to the remaining 75% of the shares underlying the Initial Grant, in substantially equal installments on each of the 12 quarterly anniversaries thereafter, subject to Mr. Cohen’s continued employment with the Company on the applicable vesting dates. Mr. Cohen will also receive an annual equity grant in respect of the 2023 performance cycle consisting of 1,000,000 restricted stock units and 400,000 stock options, subject to the same vesting conditions as the Initial Grant, except that the annual equity grant in respect of the 2023 performance cycle will not start to vest until March of 2024, subject to Mr. Cohen’s continued employment.

The Employment Agreement contains customary invention assignment and confidentiality provisions, as well as a 12-month post-employment non-compete and non-solicit obligation. In the event of a qualifying termination, Mr. Cohen will be entitled to receive certain severance benefits under the Company’s Executive Severance Plan as a Tier I Participant, and would receive an additional 12 months of vesting with respect to the Initial Grant, subject to his execution and non-revocation of a release of claims.

The foregoing description of the Employment Agreement is qualified in its entirety by the text of the full Employment Agreement, which is filed as Exhibit 10.1 to this Current Report.

On November 8, the Company issued a press release in connection with the announcement of the foregoing matters. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Employment Agreement between Mr. Cohen and Talkspace, Inc.
99.1	Press Release issued by Talkspace, Inc., dated November 8, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Talkspace, Inc.

Date:	November 14, 2022	By:	/s/ Jennifer Fulk
Chief Financial Officer